Exhibit 99.1

BJ’S Wholesale Club News

BJ’s Wholesale Club, Inc.	One Mercer Road	P.O. Box 9601	Natick, MA 01760

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP, Investor Relations
BJ’s Wholesale Club
508.651.6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES THIRD QUARTER EPS OF $.33

November 16, 2004, Natick, MA — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $23.2 million, or $.33 per diluted share, for its third quarter ended October 30, 2004, an increase of 13.8% over the same period last year. This year’s net income included, on a per diluted share basis, income of approximately $.04 from an additional House2Home bankruptcy recovery and a reduction in the reserve for House2Home lease obligations, as well as expenses of $.02 to increase the Company’s reserve for discontinued operations, $.01 to increase the Company’s reserve relating to claims by various credit card issuing banks, and $.01 for uninsured losses related to hurricane damage in the Southeast.

Net income for last year’s third quarter of $20.4 million, or $.29 per diluted share, included a gain of $.01 per diluted share from a reduction in the Company’s reserve for House2Home lease obligations.

For the first nine months of 2004, net income was $67.4 million, or $.96 per diluted share. These amounts included, on a per diluted share basis, income of approximately $.09 from House2Home bankruptcy recoveries and a reduction in the reserve for House2Home lease obligations as well as expenses of $.06 to establish the Company’s reserve relating to claims by various credit card issuing banks, $.02 to increase the Company’s reserve for discontinued operations, and $.01 for uninsured losses related to hurricane damage in the Southeast.

For the first nine months of 2003, the Company reported net income before the cumulative effect of accounting changes of $54.9 million, or $.79 per diluted share. Last year’s results included a post-tax gain of $1.7 million, or approximately $.02 per diluted share, from a reduction to the Company’s reserve for House2Home lease obligations. Including the cumulative effect of accounting principle changes, last year’s net income year-to-date was $53.6 million, or $.77 per diluted share.

Net sales for the third quarter of 2004 increased by 9.8% to $1.8 billion, and comparable club sales increased by 6.1% including a contribution from sales of gasoline of 0.4%. Year-to-date, net sales rose by 11.5% to $5.2 billion, with a 7.1% increase in comparable club sales including a contribution from sales of gasoline of 1.1%.

-More-

BJ’s Wholesale Club

November 16, 2004

Commenting on third quarter results, BJ’s president and CEO Mike Wedge said, “We are very pleased with our strong earnings performance and solid comp store sales growth for the third quarter and first nine months of 2004. We attribute these positive results to the Member Insight-based merchandising and operational improvements we have made throughout the year to make our clubs more compelling and more relevant to our members.”

Conference Call on Third Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss third quarter financial results and the outlook for the fourth quarter today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to non-GAAP financial measures being presented, if any), visit: www.bjsinvestor.com/medialist.cfm. Replays will be available at the same web address for approximately one quarter following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded into a leading warehouse chain in the eastern United States. At the end of the third quarter, BJ’s operated 153 BJ’s clubs, one ProFoods Restaurant Supply club and 80 gas stations in 16 states. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

- See Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Net sales	$1,758,215	$1,600,676	$5,209,161	$4,673,242
Membership fees and other	39,472	35,331	114,419	103,358

Total revenues	1,797,687	1,636,007	5,323,580	4,776,600

Cost of sales, including buying and occupancy costs	1,619,080	1,477,171	4,809,439	4,316,508
Selling, general and administrative expenses	139,014	123,732	399,456	363,905
Provision for credit card claims	1,000	—	7,000	—
Preopening expenses	3,022	2,640	4,961	8,288

Operating income	35,571	32,464	102,724	87,899
Interest income (expense), net	216	(32)	235	(122)
Gain on contingent lease obligations	5,090	781	9,424	2,017

Income from continuing operations before income taxes and cumulative effect of accounting principle changes	40,877	33,213	112,383	89,794
Provision for income taxes	15,799	12,580	42,926	34,382

Income from continuing operations before cumulative effect of accounting principle changes	25,078	20,633	69,457	55,412
Loss from discontinued operations, net of income tax benefit	(1,839)	(229)	(2,101)	(522)

Income before cumulative effect of accounting principle changes	23,239	20,404	67,356	54,890
Cumulative effect of accounting principle changes	—	—	—	(1,253)

Net income	$23,239	$20,404	$67,356	$53,637

Basic earnings per common share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.36	$0.30	$1.00	$0.80
Loss from discontinued operations	(0.03)	(0.01)	(0.03)	(0.01)
Cumulative effect of accounting principle changes	—	—	—	(0.02)

Net income	$0.33	$0.29	$0.97	$0.77

Diluted earnings per common share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.36	$0.29	$0.99	$0.80
Loss from discontinued operations	(0.03)	—	(0.03)	(0.01)
Cumulative effect of accounting principle changes	—	—	—	(0.02)

Net income	$0.33	$0.29	$0.96	$0.77

Number of common shares for earnings per share computations:
Basic	69,548,902	69,691,318	69,630,716	69,434,039
Diluted	70,086,276	70,133,784	70,128,656	69,662,669
Pro forma amounts assuming accounting principle changes are applied retroactively:
Net income	$23,239	$20,404	$67,356	$54,890

Basic earnings per common share	$0.33	$0.29	$0.97	$0.79

Diluted earnings per common share	$0.33	$0.29	$0.96	$0.79

Clubs in operation - end of period	154	147

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	October 30, 2004	November 1, 2003
ASSETS
Current assets:
Cash and cash equivalents	$37,988	$33,201
Marketable securities	68,100	—
Accounts receivable	80,213	66,197
Merchandise inventories	804,418	792,300
Current deferred income taxes	17,612	16,468
Prepaid expenses	18,874	17,837

Total current assets	1,027,205	926,003
Property, net of depreciation	787,919	754,012
Other assets	22,918	23,370

TOTAL ASSETS	$1,838,042	$1,703,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$51,000
Current installments of long-term debt	421	—
Accounts payable	580,939	530,228
Closed store lease obligations	9,269	11,783
Accrued expenses and other current liabilities	222,442	211,553

Total current liabilities	813,071	804,564
Long-term debt, less portion due within one year	3,306	—
Noncurrent closed store lease obligations	9,128	14,310
Other noncurrent liabilities	64,861	58,514
Deferred income taxes	43,310	23,144
Stockholders’ equity	904,366	802,853

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,838,042	$1,703,385

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirty-Nine Weeks Ended
	October 30, 2004	November 1, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$67,356	$53,637
Provision for credit card claims	7,000	—
Gain on contingent lease obligations	(2,458)	(2,017)
Provision for store closing costs	3,502	870
Cumulative effect of accounting principle changes	—	1,253
Depreciation and amortization	73,376	63,801
Deferred income taxes	10,856	14,751
Increase in merchandise inventories, net of accounts payable	(3,019)	(50,182)
Decrease in closed store lease obligations	(4,558)	(31,094)
Other	1,286	26,959

Net cash provided by operating activities	153,341	77,978

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(89,104)	(135,105)
Property disposals	470	131
Purchase of marketable securities	(352,615)	—
Sale of marketable securities	284,515	—

Net cash used in investing activities	(156,734)	(134,974)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of short-term debt, net	—	51,000
Purchase of treasury stock	(28,031)	—
Proceeds from issuance of common stock	9,076	7,407
Changes in book overdrafts	(18,086)	(893)
Repayment of long-term debt	(298)	—

Net cash provided by (used in) financing activities	(37,339)	57,514

Net increase (decrease) in cash and cash equivalents	$(40,732)	$518

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the quarter ended July 31, 2004, the Company recorded a pretax charge of $6.0 million ($3.6 million post-tax) to establish a reserve for claims by credit card issuing banks seeking reimbursement for fraudulent credit and debit card charges and the cost of replacing cards, monitoring expenses and related fees and expenses. In the quarter ended October 30, 2004, the Company recorded an additional pretax charge of $1.0 million, ($0.6 million post-tax, or $.01 per diluted share) relating to this matter, bringing the year-to-date pretax charges up to $7.0 million ($4.2 million post-tax, or $.06 per diluted share).

2.	During this year’s first three quarters, the Company received pretax recoveries of House2Home bankruptcy claims of $7.0 million, including $2.5 million in the third quarter. These recoveries are included in gain on contingent lease obligations in the statements of income. On a post-tax basis, these gains were $1.5 million, or $.02 per diluted share, in the third quarter and $4.6 million, or $.06 per diluted share, year-to-date.

3.	In this year’s third quarter, the Company recorded a pretax credit of $2.7 million ($1.6 million after tax, or $.02 per diluted share) to reduce its House2Home contingent lease obligations.

The Company recorded pretax credits of $1.0 million ($0.6 million after tax, or $.01 per diluted share) in last year’s third quarter and $2.9 million ($1.7 million after tax, or $.02 per diluted share) in last year’s nine months ended November 1, 2003 to reduce its contingent lease obligations.

4.	During last year’s first quarter ended May 3, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). The Company recorded a post-tax charge of $1,253,000, or $.02 per diluted share, to reflect the cumulative effect of adopting this accounting principle change as of the beginning of the fiscal year.

5.	As of the beginning of the current fiscal year, the Company adopted the provisions of Emerging Issues Task Force Issue 03-10, “Application of EITF Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers” (“EITF 03-10”). This pronouncement provides guidance for the reporting of vendor consideration received by a reseller as it relates to manufacturers’ incentives (such as rebates or coupons) tendered by consumers. Vendor consideration may be included in revenues only if defined criteria are met. Otherwise, such consideration is recorded as a decrease in cost of sales. Implementation of EITF 03-10 has no effect on gross margin dollars, net income or cash flows, but certain vendor coupons or rebates which had been recorded in sales in the past are being recorded as a reduction of cost of sales this year. This resulted in decreases in both sales and cost of sales of $10.5 million in this year’s third quarter versus $8.8 million in last year’s third quarter, and $31.9 million in the first nine months of this year versus $18.4 million in last year’s comparable period. As permitted by the transition provisions of EITF 03-10, sales and cost of sales in last year’s statements of income have been recast to conform with this year’s presentation.

6.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.